Exhibit 99.1

NTN Buzztime, Inc. and Brooklyn ImmunoTherapeutics LLC

Enter into Definitive Merger Agreement

-Proposed merger will create a public company focused on the clinical development program of a cytokine-based product for the treatment of cancer

-Combined company expected to trade on the NYSE American under a new ticker symbol

-Brooklyn already has $10 million of funding committed for post-merger activities

Carlsbad, CA and Brooklyn, NY, August 13, 2020, — NTN Buzztime, Inc. (NYSE American: NTN) and Brooklyn ImmunoTherapeutics LLC (“Brooklyn”), a privately-held biopharmaceutical company focused on exploring the role that cytokine-based therapy can have in treating patients with cancer, today announced that the companies have entered into a definitive merger agreement. If approved by the stockholders of NTN Buzztime and the beneficial holders of the Class A membership interests of Brooklyn, Brooklyn will merge with a wholly-owned subsidiary of NTN Buzztime in an all-stock transaction. Following closing, which the parties expect will occur in the fourth quarter of 2020, the combined company will continue under the Brooklyn ImmunoTherapeutics name and will focus on the advancement of Brooklyn’s program to further develop its cytokine-based drug for the treatment of various cancers.

Brooklyn’s chief executive officer Ron Guido, MS, MS Pharm. Med., stated, “We are pleased to reach an agreement with NTN Buzztime for the proposed merger. This provides us with the opportunity, once the merger is completed, to have our shares traded in the public market and to expand our investor base, which we believe will increase our ability to advance our clinical development program exploring the treatment of certain cancers using derived cytokines. We expect this merger will also enable us to expand our resources and expertise to build momentum in our drug development program. We believe that the merger will provide benefit to both the members of Brooklyn and the stockholders of NTN Buzztime.”

Mr. Guido continued: “Brooklyn is focused on exploring the role that IRX-2, a cytokine-based investigational therapy, can have on the immune system in treating patients with cancer. IRX-2’s active constituents, namely Interleukin-2 (IL-2) and other key cytokines, are postulated to signal, enhance and restore immune function suppressed by the tumor, thus enabling the immune system to attack cancer cells. Unlike existing recombinant IL-2 therapies, IRX-2 is naturally derived from human blood cells. This may potentially promote better tolerance, broader targeting, and natural molecular conformation leading to greater activity, and permit low physiologic dosing rather than high doses needed in existing IL-2 therapies. Our ongoing development program is specifically investigating use of IRX-2 in neoadjuvant (pre-surgical) and adjuvant (post-operative) treatment for advanced head and neck squamous cell cancer. IRX-2 has received both fast track designation and orphan drug designation from the FDA for this indication. Potential use of our product candidate in other cancer indications is also being evaluated in several investigator-sponsored trials. Finally, we are currently modifying our manufacturing process to allow us to develop additional drugs with a variety of cytokine mixtures to expand our product offerings.”

Allen Wolff, chief executive officer of NTN Buzztime, stated, “This transaction reflects the continuing commitment of our management team and board of directors to deliver value to our stockholders. Following a thorough review of strategic alternatives, we determined that the proposed merger with Brooklyn is in the best interest of our stockholders. We are also continuing to explore the sale of substantially all of the assets of our current business to provide additional capital and to allow the combined company to focus exclusively on Brooklyn’s business following the merger. While we are in discussions with multiple parties who are interested in purchasing those assets, no definitive agreement has been entered into to date.”

About the Proposed Merger

Under the merger agreement, immediately following the closing of the merger, the members of Brooklyn collectively will own 94.08% of the outstanding common stock of the combined company and NTN Buzztime stockholders immediately prior to the closing of the merger collectively will own 5.92% of the outstanding common stock of the combined company, which percentages are subject to adjustment based on Brooklyn’s cash and cash equivalents and NTN Buzztime’s net cash balance at the closing, all as more particularly set forth in the merger agreement.

The merger agreement contains customary representations, warranties and covenants made by NTN Buzztime and Brooklyn, including covenants relating to both parties using their best efforts to cause the transactions contemplated by the merger agreement to be satisfied, covenants regarding obtaining the requisite approvals of NTN Buzztime stockholders and the beneficial holders of the Class A membership interests of Brooklyn, covenants regarding indemnification of directors and officers, and covenants regarding NTN Buzztime’s and Brooklyn’s conduct of their respective businesses between the date of signing of the merger agreement and the closing. The merger agreement also contains certain termination rights for both NTN Buzztime and Brooklyn, and, in connection with the termination of the merger agreement under specified circumstances, NTN Buzztime and Brooklyn may be required to pay the other party a termination fee.

As a condition to the closing of the merger, Brooklyn has agreed that it will not have less than $10 million in cash and cash equivalents and not more than $750,000 of indebtedness for borrowed money at the closing. Certain beneficial holders of Brooklyn’s Class A membership interests have entered into contractual commitments to invest $10 million into Brooklyn immediately prior to the closing of the merger. Further, as a condition to the closing of the merger, NTN has committed that the deficit in its net cash at the closing, as calculated under the merger agreement, will not exceed $3 million.

The combined company, led by Brooklyn’s current management team, is expected to be named “Brooklyn ImmunoTherapeutics, Inc.” and be headquartered in Brooklyn, NY. After the closing, the combined company is expected to trade on the NYSE American market under a new ticker symbol.

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The merger agreement has been unanimously approved by the board of directors of NTN Buzztime, upon the recommendation of its strategic committee, and by the managers of Brooklyn. The NTN Buzztime board of directors have also recommended to NTN Buzztime’s stockholders that they vote to approve issuance of the shares to the members of Brooklyn pursuant to the merger agreement, and the managers of Brooklyn have recommended to the beneficial holders of the Class A membership interests of Brooklyn that they approve the merger agreement and the merger. The transaction is expected to close in the fourth quarter of 2020, subject to approvals by the requisite stockholders of NTN Buzztime and beneficial holders of the Class A membership interests of Brooklyn described above, the continued listing of the combined company on the NYSE American, each of the company’s meeting its capitalization or net cash condition, as applicable, and other customary closing conditions.

In connection with the transaction, Maxim Group LLC is serving as the financial advisor for Brooklyn and Newbridge Securities Corporation is serving as the financial advisor to NTN Buzztime. Further, Breakwater Law Group, LLP and Sheppard, Mullin, Richter & Hampton LLP are serving as legal counsel to NTN Buzztime and Akerman LLP is serving as legal counsel to Brooklyn in connection with the transaction.

A more complete description of the terms of and conditions of the proposed merger and related matters will be included in a current report on Form 8-K to be filed by NTN Buzztime with the U.S. Securities and Exchange Commission (“SEC”) on or about August 14, 2020. A copy of the merger agreement will be an exhibit to that Form 8-K. All parties desiring details regarding the terms and conditions of the proposed merger are urged to review that Form 8-K, and the exhibits attached thereto, which will be available at the SEC’s website at www.sec.gov.

About Brooklyn ImmunoTherapeutics LLC

Brooklyn is a clinical-stage biopharmaceutical company focused on exploring the role that cytokine-based therapy can have on the immune system in treating patients with cancer. Brooklyn is committed to developing IRX-2, a novel cytokine-based therapy, to treat patients with cancer. IRX-2 active constituents, namely Interleukin-2 (IL-2) and other key cytokines, are postulated to signal, enhance and restore immune function suppressed by the tumor, thus enabling the immune system to attack cancer cells. For more information about the company and its clinical programs, please visit www.Brooklynitx.com.

About NTN Buzztime

NTN Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative technology that helps its customers acquire, engage and retain its patrons. The company’s tablets, mobile app and technology offer engaging solutions to establishments that have guests who experience dwell time, such as in bars, restaurants, casinos and senior living centers.

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Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

In connection with the proposed merger, NTN Buzztime intends to file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a proxy statement and a prospectus of NTN Buzztime, which joint proxy statement/prospectus will be mailed or otherwise disseminated to NTN Buzztime stockholders if and when it becomes available. INVESTORS AND SECURITY HOLDERS OF NTN BUZZTIME ARE URGED TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BROOKLYN, NTN BUZZTIME, THE PROPOSED MERGER, AND RELATED MATTERS. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by NTN Buzztime with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by NTN Buzztime by directing a written request to: NTN Buzztime, Inc, 6965 El Camino Real, Suite 105-Box 517, Carlsbad, California 92009. Investors and security holders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

Participants in the Solicitation

NTN Buzztime and its directors, executive officers and certain other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the stockholders of NTN Buzztime with respect to the proposed merger and related matters. Information about the directors and executive officers of NTN Buzztime, including their ownership of shares of NTN Buzztime common stock, is included in NTN Buzztime’s Annual Report on Form 10-K for the year ended December 31, 2019 and Amendment No. 1 thereto, which were filed with the SEC on March 19, 2020 and April 27, 2020, respectively. Additional information regarding the persons or entities who may be deemed participants in the solicitation of proxies from NTN Buzztime stockholders, including a description of their interests in the proposed merger by security holdings or otherwise, will be included in the joint proxy statement/ prospectus and other relevant documents to be filed with the SEC when they become available. The managers and officers of Brooklyn do not currently hold any interests, by security holdings or otherwise, in NTN Buzztime.

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Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that are not statements of historical fact and may be identified by terminology such as “expect,” “intend,” “plan,” “believe,” “anticipate,” “may,” “will,” “would,” “should,” “could,” “contemplate,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other similar words. These forward-looking statements include, but are not limited to, statements concerning: (a) the structure, timing and completion of the proposed merger; (b) the combined company’s listing on the NYSE American; (c) expectations regarding the capitalization, resources and ownership structure of the combined company; (d) the ability of the combined company to fund the advancement of any development program or the completion of any clinical trial; (e) the nature, strategy and focus of the combined company; (f) product development strategies, including with respect to potential indications for IRX-2 and expansion of the combined company’s product offerings; (g) potential market opportunities and the value of IRX-2 and future cytokine-based drug candidates; (h) the management and board structure of the combined company; and (i) the potential sale of substantially all of the assets relating to NTN Buzztime’s current business and the timing of such a transaction.

Forward-looking statements are only predictions. These statements are based upon the current beliefs and expectations of each company’s management and are subject to significant risks and uncertainties, many of which involve factors or circumstances that are beyond each of NTN Buzztime’s and Brooklyn’s control. Actual results may differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks that the conditions to the closing of the proposed merger are not satisfied, including the failure of NTN Buzztime and Brooklyn to timely obtain the requisite stockholder and member approvals for the merger and related matters and to meet the net cash and capitalization requirements, as applicable; (ii) uncertainties as to the timing of the consummation of the proposed merger; (iii) risks related to each company’s ability to manage its operating expenses and its expenses associated with the proposed merger pending closing; (iv) the risk that, as a result of adjustments to the exchange ratio, NTN Buzztime stockholders and Brooklyn members could own more or less of the combined company than is currently anticipated; (v) NTN Buzztime’s continued listing on the NYSE American; (vi) uncertainties related to the impact of the COVID-19 pandemic on the business and financial condition of NTN Buzztime, Brooklyn and the combined company and the ability of NTN Buzztime and Brooklyn to consummate the merger; (vii) NTN Buzztime’s ability to sell substantially all of the assets relating to its current business so that the combined company can focus on Brooklyn’s business following the merger; (viii) NTN Buzztime’s ability to continue to operate as a going concern if the proposed merger is not consummated in a timely manner, or at all; (ix) the combined company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development activities; (x) the combined company’s ability to successfully progress research and development efforts, including its manufacturing development efforts, and to create effective, commercially-viable products; (xi) the success of the combined company’s product candidates in completing pre-clinical or clinical testing and being granted regulatory approval to be sold and marketed in the United States or elsewhere; (xii) the outcome of any legal proceedings that may be instituted against NTN Buzztime, Brooklyn or others related to the merger agreement or any asset purchase agreement that NTN Buzztime may enter into; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (xiii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger; and (xiv) those risks and uncertainties discussed in NTN Buzztime’s reports filed with the SEC, including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as other documents that may be filed by NTN Buzztime from time to time with the SEC available at www.sec.gov. You should not rely upon forward-looking statements as predictions of future events. Neither NTN Buzztime nor Brooklyn can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication speak only as of the date on which they were made. NTN Buzztime and Brooklyn do not undertake any obligation to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date hereof, except as may be required by applicable law or regulation.

For further information, contact:

NTN Buzztime, Inc.

Kirsten Chapman

LHA Investor Relations

(415) 433-3777

Buzztime@lhai.com

Brooklyn ImmunoTherapeutics LLC

Rob Kloppenburg

MacDougall Agency

rkloppenburg@macbiocom.com

617-930-5595

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